                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM N-8A
                          NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

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   The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                  DECS TRUST V
                                      Name

                         c/o Salomon Smith Barney Inc.
                              388 Greenwich Street
                            New York, New York 10013
                    (No. and Street, City, State, Zip Code)

             Telephone Number, including Area Code: (212) 816-6000

               Name and address of agent for service of process:

                                 Alan M. Rifkin
                           Salomon Smith Barney Inc.
                              388 Greenwich Street
                            New York, New York 10013

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Check Appropriate Box:

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES [X]                                  NO [_]

                                   SIGNATURES

   Pursuant to the requirements of the Investment Company Act of 1940, the trustee of the registrant has duly caused this notification of registration to be duly signed on behalf of the registrant in the City of New York, State of New York, on the 12th day of July, 1999.

                                          DECS TRUST V

                                                    /s/ Tyler Dickson
                                          By: _________________________________
                                                      Tyler Dickson,
                                                          Trustee

Attest:
Sworn to before me this 12th day of July, 1999
Notary Public